Exhibit 16.1

Onestop Assurance PAC
10 Anson Road
#21-14 International Plaza
Singapore 079903
Email: audit@onestop-audit.com
Website: www.onestop-audit.com

December 17, 2025

United States Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, D.C. 20549

Re:	Suke Limited

Ladies and Gentlemen:

We have read the statements under the section of CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT in the Form F-1 Amendment No. 3 dated December 17, 2025, of Suke Limited (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company.

Sincerely Yours,

/s/ OneStop Assurance PAC
Singapore